UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under § 240.14a-12

LAKE AREA CORN PROCESSORS, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Definitive Additional Materials

Explanatory Note

Lake Area Corn Processors, LLC (the “Company”) will be conducting a special meeting of its members on October 22, 2024 (the “2024 Special Meeting”). On August 28, 2024, the Company filed a Definitive Proxy Statement, together with all amendments thereto, appendices and proxy card (the "Proxy Statement").

The Company expects to mail the following letter to some of its members concerning the 2024 Special Meeting on or around September 27, 2024.

Name
Address
City, State, Zip

Dear member,

It is time to vote! You have the right to vote on the deregistration and reclassification proposals being presented at the Special Meeting of LACP. Our records show that we have not received your vote at this time.

Your vote is important to us. Please return your proxy as soon as possible.

Reminder: the deadline to consolidate ownership or buy or sell additional units is October 15, 2024. Any transactions executed by October 15, 2024 will be considered for ownership volumes if the proposals pass at the Special Meeting on October 22, 2024, as described in our Definitive Proxy Statement, filed on August 28, 2024 with the SEC.

We have included a copy of your proxy card for your convenience. Please either:

•Fax your completed proxy card to the Company at (605) 483-2681;
•Mail your completed proxy card to the Company at P.O. Box 100, Wentworth, South Dakota 57075; or
•Scan and e-mail your completed proxy card to investor-relations@dakotaethanol.com.

Get Informed Before You Vote!

This document does not contain all of the information that you should consider on the reclassification of LACP’s membership units and the transactions contemplated thereby (the “Reclassification”). Before making any voting decisions, Members are urged to read the definitive proxy statement filed by LACP on August 28, 2024 with the SEC, its appendices and the documents incorporated by reference therein because they contain important information about LACP and the Reclassification. The Definitive Proxy Statement was also mailed to you. These documents are available online at our website https://www.dakotaethanol.com/, under the tab “LACP” and filed with the SEC at https://www.sec.gov/edgar, by searching for the Company, “Lake Area Corn Processors, LLC”.

Additional helpful Q&A documents are also available to you online at https://www.dakotaethanol.com/, under the tab “LACP”.

Already Submitted Your Proxy?
If you have already submitted your proxy card to LACP, we appreciate your Vote, and you can disregard this letter. If you have concerns that your proxy card has not been received, please contact LACP.
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